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Exhibit 4.3
Execution Copy

This Senior Secured Exchangeable Promissory Note (this "Note") shall not be sold, offered for sale, pledged, or hypothecated except as permitted herein. Any attempted transfer of this Note in violation of such terms shall be null and void and of no effect.

GT EQUIPMENT TECHNOLOGIES, INC.

SENIOR SECURED EXCHANGEABLE PROMISSORY NOTE

$15,000,000.00	April 1, 2006

        FOR VALUE RECEIVED, the undersigned, GT EQUIPMENT TECHNOLOGIES, INC., a Delaware corporation (the "Borrower"), promises to pay to the order of the persons listed on Schedule I attached to this Note (each a "Lender," and collectively the "Lenders"), and their respective permitted assigns and successors, the aggregate principal amount of Fifteen Million and No/100 Dollars ($15,000,000.00), together with accrued and unpaid interest thereon and any other amount owed pursuant to the terms of this Note from the date hereof as provided herein.

        1.    Payment of Principal.

          1.1    Payment on the Maturity Date.    The Borrower shall pay the Lenders on the Maturity Date or as otherwise set forth herein, in full in cash their respective Pro Rata Share of all or any portion of the aggregate unpaid principal amount of the indebtedness evidenced by this Note then outstanding, together with all accrued but unpaid interest thereon and any other Obligation owed to each such Lender hereunder.

          1.2    Optional Prepayments.    The Borrower may not prepay the principal amount of the indebtedness evidenced by this Note, in whole or in part, without the prior consent of the Required Lenders.

          1.3    Exchange.    At any time, upon the election of the Required Lenders, the Lenders shall exchange all of the Obligations owed by Borrower to the Lenders hereunder into Class A Shares of Parent as set forth in the Exchange Agreement dated as of the date hereof, by and among Parent, Borrower and Lenders.

        2.    Payment of Interest.

          2.1    Interest Rate.    Except as expressly provided in Section 4.2(a) hereof, this Note shall bear interest daily at the Applicable Interest Rate, on the principal indebtedness and the other Obligations evidenced by this Note outstanding from the date of this Note until the Maturity Date or the date upon which all Obligations are indefeasibly paid in full. Interest shall be calculated on the basis of three hundred sixty (360) day year for the actual number of days in the period for which it is payable.

          2.2    Cash Payment of Interest.    The Borrower covenants and agrees to pay in advance to each Lender, unless otherwise instructed by the Agent in accordance with the provisions of Section 3.1, its Pro Rata Share of interest on the principal indebtedness outstanding and on the other Obligations then owing to each such Lender and evidenced by this Note on the date hereof and on the first day of each calendar quarter thereafter commencing on July 1, 2006 in an amount equal to at least 8% per annum calculated on the number of days in each such period, including the first and last day of each such period. Any interest not paid on any quarterly payment date, including that portion of the Applicable Interest Rate in excess of 8% and not required to be paid, shall be added on the last day of each calendar month commencing on June 30, 2006 to the principal and thereafter shall bear interest at the rate then accruing on the principal amount of the Notes.

          2.3    Payment of Interest.    Interest shall accrue on any principal payment due under this Note and, to the extent permitted by applicable law, on any interest or other amount which has not been paid on the date on which it is due and payable at the same rate at which interest is then accruing on the principal amount of this Note, until such time as payment therefor is actually delivered to the Lenders. Any accrued interest and other amount which for any reason has not theretofore been paid shall be paid in full on or before the date on which the final principal payment on this Note is made.

        3.    Payments.

          3.1    Generally.    Unless otherwise instructed by the Agent to pay any such amount to the Agent for distribution to the Lenders in accordance with the provisions of Section 3.2, all payments of interest by the Borrower hereunder shall be made to each Lender on the due date therefore to such account as each Lender may from time to time designate in writing to Borrower and Agent. All payments of principal and the other Obligations (including interest if so requested by Agent) payable hereunder, or under any of the other Note Documents shall be made to Agent on the due date therefore to such account or accounts as Agent may from time to time designate in writing to Borrower. Agent shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive.

          3.2    Apportionment and Application.    Except as provided in Section 3.1, all payments shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied as follows:

            (a)   first, to pay any costs, expenses, and other indemnification payments then due to Agent or any of the Lenders under Note, until paid in full,

            (b)   second, to each Lender in accordance with its Pro Rata Share to pay interest due in respect of the indebtedness evidenced by this Note until paid in full,

            (c)   third, to each Lender in accordance with its Pro Rata Share to pay all principal amount then due and payable under this Note until paid in full,

            (d)   fourth, to Borrower or such other Person entitled thereto under any applicable law as determined by a court of competent jurisdiction.

        4.    Default.

          4.1    Definition.    For purposes of this Note, an Event of Default shall be deemed to have occurred if any one of the following events shall have occurred:

            (a)   the Borrower fails to pay when due and payable (whether at the Maturity Date or otherwise) (i) the full amount of any principal payment on the Note, or (ii) the full amount of interest or any other sum then accrued on or pursuant to the Note, and such failure to pay interest or such other sum is not cured within five days after the occurrence thereof;

            (b)   an event of default has occurred and is continuing under any other debt instrument of Borrower evidencing debt and such event of default could results in the right, irrespective of whether exercised, of the other party to such debt instrument to accelerate such debt;

            (c)   the Borrower or Parent or Subsidiary (collectively, the "Loan Parties" and each individually a "Loan Party") shall fail or neglect to perform, keep or observe any covenant or provision contained herein or in any Note Document, respectively, on the date that any Loan Party is required to perform, keep or observe such covenant or provision and continuance of such failure for 15 days;

            (d)   (i) any Collateral Document or any provision thereof shall cease to be in full force and effect, or shall cease to give the Lenders the Liens, rights, powers and privileges purported to be created thereby in favor of the Lenders, or any Loan Party or any Person acting on behalf of any Loan Party shall deny or disaffirm any Loan Party's obligations under any Note Document, or (ii) any Loan Party shall breach or default in the due performance or observance of any term, covenant or agreement to be performed or observed pursuant to any such Collateral Document and such default shall continue beyond any cure or grace period specifically applicable thereto pursuant to the terms of such Collateral Document, or (iii) any Liens granted in any of the Collateral in favor of the Lenders shall be determined to be void, voidable, invalid or unperfected, are subordinated or not given the priority contemplated by the Collateral Documents, or (iv) any involuntary Lien shall attach to any asset or property of any Loan Party or the Collateral which is not discharged within sixty (60) days after such attachment or within thirty (30) days after notice from the Lenders, whichever occurs first;

            (e)   any Loan Party makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating any Loan Party bankrupt or insolvent; or any order for relief with respect to any Loan Party is entered under the Federal Bankruptcy Code; or any Loan Party petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of any Loan Party or of any substantial part of the assets of any Loan Party, or commences any proceeding relating to any Loan Party under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against any Loan Party and either (a) any Loan Party, as applicable, by any act indicates its approval thereof, consent thereto or acquiescence therein or (b) such petition, application or proceeding is not dismissed within 60 days; or

            (f)    this Note or any other Note Document or any provision thereof shall cease to be in full force and effect or declared to be null and void by a court of competent jurisdiction.

          4.2    Consequences of Events of Default.

          (a)   If any Event of Default has occurred, the Applicable Interest Rate shall increase by an increment of two percentage points or, if less, to the maximum amount permitted by law. Any increase of the Applicable Interest Rate resulting from the operation of this Section 4.2(a) shall terminate as of the close of business on the date upon which no Events of Default exist.

          (b)   If any Event of Default of the type described in Section 4.1(b) has led to the acceleration of any such debt or if any Event of Default of the type described in Section 4.1(e) has occurred, the aggregate principal amount of this Note (together with all accrued interest thereon and all other Obligations due and payable with under this Note) shall become immediately due and payable without any further action on the part of the Lenders, and the Borrower shall immediately pay to the Lenders all amounts due and payable with respect to this Note.

          (c)   If any Event of Default under Section 4.1 (other than of the type described in Section 4.2(b)) has occurred, the Required Lenders may declare all or any portion of the outstanding principal amount of this Note (together with all accrued interest thereon and all other Obligations due and payable under his Note) to be immediately due and payable and may demand immediate payment of all such amounts.

          (d)   The Lenders shall also have any other rights which such holders may have been afforded under any contract or agreement with the Borrower at any time and any other rights which such holder may have pursuant to applicable law, each and all such rights to be exercised at the election of the Required Lenders.

        5.    Waiver of Presentment and Notice.    The Borrower hereby waives diligence, presentment, protest and demand and notice of protest and demand, dishonor and nonpayment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time and that the

Required Lenders may accept security for this Note or release security for this Note, all without in any way affecting the liability of the Borrower hereunder.

        6.    Representations, Warranties and Agreements.    As a material inducement to the Lenders to provide the indebtedness evidenced by this Note, each Loan Party hereby represents and warrants that:

          6.1   Each Loan Party is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is qualified to do business as a foreign organization in every jurisdiction where the failure to so qualify could be reasonably expected to have a Material Adverse Effect. Each Loan Party possesses all requisite power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its business as now conducted and presently proposed to be conducted and to execute, deliver and perform its obligations under this Note.

          6.2   This Note, the Guaranty, the Note Documents and any document or other agreement related hereto has been duly authorized, executed, and delivered by the Loan Party thereto and does not conflict with, violate or result in a breach of or require any consent that has not been obtained as of the date hereof under (i) any applicable law, rule or regulation the violation of which could be reasonably expected to have a Material Adverse Effect, (ii) any of the terms of its organizational documents, or (iii) any material agreement or instrument to which any Loan Party is a party or by which any Loan Party is bound.

          6.3   This Note, and each of the other Note Documents constitutes the legal, valid, and binding obligation of each Loan Party, is in full force and effect and enforceable against each Loan Party in accordance with its terms (subject, in each case, to the effect of bankruptcy or other similar laws and to general principles of equity (whether considered in proceedings at law or in equity)).

          6.4   No Default or Event of Default has occurred and is continuing or will occur upon the funding of the Note hereunder.

        7.    Covenants.    Until the payment and satisfaction in full in cash of all Obligations hereunder (including all accrued but unpaid interest) and the termination of this Note, unless any Loan Parties receive the prior written consent of the Required Lenders waiving or modifying any of the Loan Party's covenants hereunder in any specific instance, each Loan Party covenants and agrees as follows:

          7.1    Maintenance of Records; Legal Existence.    Each Loan Party shall at all times keep accurate and complete books, records and accounts with respect to all of their respective business activities, in accordance with United States generally accepted accounting principles consistently applied, and shall keep such books, records and accounts, and any copies thereof, only at the addresses indicated for such purpose on Schedule 7.1 or such other locations as the Borrower shall notify the Agent in accordance with Section 7.2(a) hereof. Each Loan Party shall maintain its legal existence in good standing in the jurisdiction in which it is organized and in each other jurisdiction where it is required to register or qualify to do business if the failure to do so in such other jurisdiction could reasonably be expected to have a Material Adverse Effect.

          7.2    Notices.    The Borrower shall:

            (a)    Locations.    Promptly notify the Agent of the proposed opening of any new place of business or new location of Collateral (as defined herein), the closing of any existing place of business or location of Collateral, any change in the location of any Loan Party's books, records and accounts (or copies thereof), the opening or closing of any bank account or, if any of the Collateral consists of Goods of a type normally used in more than one state, the use of any such Goods in any state other than a state in which the Borrower has previously advised the Lenders that such Goods will be used.

            (b)    Material Adverse Effect.    Promptly (and in any event within twenty-four hours) notify the Agent of the occurrence of any Material Adverse Effect since December 31, 2005.

            (c)    Names and Trade Names.    Promptly (and in any event within twenty-four hours) notify the Agent with respect to the change of its name, and promptly (and in any event within five days) notify Agent with respect to the use of any trade name, assumed name, fictitious name or division name not previously disclosed to the Agent in writing.

            (d)    Additional Information.    Promptly provide to Agent any and all information that Agent may reasonably request of the Borrower or any other Loan Party with respect to the business, assets, properties, financial performance and prospects of the Borrower or any other Loan Party.

  All of the foregoing notices and information shall be provided by the Borrower to the Agent in writing.

          7.3    Compliance with Laws and Maintenance of Permits.    Each Loan Party shall maintain all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which would reasonably be expected to have a Material Adverse Effect and each Loan Party shall remain in compliance with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, environmental laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety) the failure with which to comply would reasonably be expected to have a Material Adverse Effect.

          7.4    Inspection and Audits.    Each Loan Party shall permit the Agent to call at its places of business during regular business hours, and, without hindrance or delay, to inspect the Collateral and to inspect and audit their books, records, journals, orders, receipts and any correspondence and other data relating to each Loan Party's business, the Collateral or any transactions between the parties hereto, and shall have the right to make such verification concerning each Loan Party's business as the Agent may consider reasonable under the circumstances.

          7.5    Insurance.    The Borrower shall keep the Collateral properly insured for the full insurable value thereof against loss or damage by such risks as are customarily insured against by Persons engaged in businesses similar to that of the Borrower, with such companies, in such amounts, with such deductibles, and under policies in such form, as shall be reasonably satisfactory to the Lenders. Upon the Agent's request, original (or certified) copies of such policies of insurance have been or shall be, within thirty (30) days of the date hereof, delivered to the Agent, together with evidence of payment of all premiums therefor, and at Agent's request, shall contain an endorsement, in form and substance reasonably acceptable to the Agent, showing loss under such insurance policies payable to the Agent.

          7.6    Collateral.    Each Loan Party shall keep the Collateral in good condition, repair and order, ordinary wear and tear and damage by casualty excepted. Each Loan Party shall, at the request of the Agent, indicate on its records concerning the Collateral a notation, in form reasonably satisfactory to the Agent, of the security interest of the Agent on behalf of the Lenders hereunder.

          7.7    Guaranties.    Each Loan Party shall not assume, guarantee or endorse, or otherwise become liable in connection with, the obligations of any Person, except (i) by endorsement of instruments for deposit or collection or similar transactions in the ordinary course of business, (ii) swap contracts entered into in the ordinary course of business for bona fide hedging purposes and not for purposes of speculation, (iii) contingent obligations existing on the date hereof and disclosed on Schedule 7.7 attached hereto (including extensions and renewals thereof which do not increase the amount of such contingent obligations as of the date of such extension or renewal),

  (iv) contingent obligations incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (v) contingent obligations arising under indemnity agreements to title insurers to cause such title insurers to issue title insurance policies required hereunder, or arising under customary indemnification provisions contained in leases, licenses and other agreements entered into the ordinary course of business, (vi) contingent obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions permitted hereunder, and (vii) obligations of Borrower with respect to indemnification of its officers and directors.

          7.8    Indebtedness.    No Loan Party shall create, incur, assume or become obligated (directly or indirectly), for any loans or other indebtedness for borrowed money other than the indebtedness evidenced hereby; provided that each of Borrower and Subsidiary may (i) incur unsecured indebtedness to trade creditors in the ordinary course of business; (ii) incur purchase money indebtedness or capitalized lease obligations in the ordinary course of business in an aggregate principal amount not to exceed $250,000 at any one time outstanding or such higher amount as may be agreed to by Lenders from time to time hereafter; (iii) incur indebtedness listed on Schedule 7.8 attached hereto, (iv) incur indebtedness not otherwise permitted hereunder in an amount not to exceed $250,000, in the aggregate, and (v) renewals and replacements of any of the foregoing in each case to the extent that such renewal or replacement does not increase the aggregate outstanding principal amount thereof and is on terms no more onerous in any material respect to the Borrower or Subsidiary as applicable in respect thereof; provided that the endorsement of items for deposit or collection received in the ordinary course of business and accrued expenses incurred in the ordinary course of business shall not be deemed to be "indebtedness" hereunder.

          7.9    Bank Accounts.    Each Loan Party shall not establish any new bank accounts without prior written notice to the Agent.

          7.10    Subsidiaries.    Each Loan Party shall not establish, create or acquire any new subsidiary or enter into any joint ventures or partnerships with any other Person.

          7.11    Fundamental Changes, Line of Business.    Each Loan Party shall not amend its organizational documents or change its fiscal year or enter into a new line of business materially different from the Loan Parties' current business.

        8.    Liens.    Each Loan Party agrees that it will not create, incur, assume or suffer to exist any Lien upon any of the Collateral, whether now owned or hereafter acquired, except for (i) Liens securing the indebtedness evidenced hereby, (ii) Liens listed on Schedule 8 attached hereto, (iii) Liens for taxes, assessments or other governmental charges not at the time delinquent or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves, (iv) Liens arising in the ordinary course of business (such as Liens of carriers, landlords, warehousemen, mechanics and materialmen and other similar Liens imposed by law), (v) Liens arising from precautionary UCC financing statement filings regarding operating leases, (vi) licenses of intellectual property in the ordinary course of business, (vii) Liens (other than any Lien imposed by ERISA, and other than any Lien securing an obligation for the payment of borrowed money or for the deferred purchase price of property or services) incurred or deposits made in the ordinary course of business in connection with obligations not due or delinquent with respect to workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations; (viii) attachment or judgment Liens (including judgment or appeal bonds) not exceeding $250,000 in the aggregate at any time outstanding, provided that any such Lien shall, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 30 days after the expiration of any such stay; (ix) zoning restrictions, easements, licenses, reservations, restrictions on the use of real property or minor irregularities incident thereto (and, with respect to leasehold interests, Liens and other encumbrances that are incurred, created, assumed or permitted to exist on or with respect to the leased property and arise by, through or under or are asserted by a landlord or owner of the leased property, with or without consent of the lessee) which were not incurred in connection with the borrowing of money and which do not in the aggregate materially detract from the value of the property of the Parent and Borrower or any of their subsidiaries, as the case may be, or impair the use of such property for the purposes for which such property is held by any such Person; (x) Liens securing purchase money indebtedness incurred in connection with the purchase or acquisition or construction by any Loan Party of equipment or other fixed assets or intangibles (including software); provided that (a) such security interests secure Indebtedness permitted by Section 7.8(ii), and (b) no such Lien shall be granted against real property; and (xi) Liens on real property hereafter granted to SVB securing obligations to SVB under the financing agreement listed on Schedule 8 attached hereto.

        9.    Security.

          9.1    Note and Loan Secured.    All property and Liens, now or hereafter, assigned, pledged or otherwise granted to Agent for the benefit of the Lenders by any Loan Party under this Note or under any other Collateral Document shall secure the payment of the principal amount of the indebtedness evidenced by this Note and interest thereon and the other Obligations payable by Borrower to the Lenders hereunder. In addition to this Note, Borrower shall cause Parent and Subsidiary to enter into the Guaranty in favor of the Lenders, and each of the other Note Documents as from time to time required by the Agent and the Required Lenders to evidence the Obligations of the Loan Parties hereunder, under the Guaranty and to evidence, grant or perfect the security interested granted to Agent for the benefit of the Lenders in all of the assets of the Loan Parties.

          9.2    Grant of Liens.    Each Loan Party hereby assigns, pledges and grants to the Agent for the benefit of the Lenders, and agrees that the Agent for the benefit of the Lenders shall have a first priority perfected and continuing security interest in, and Lien on, the following property and interests in property of such Loan Party, whether now owned or hereafter acquired or existing, and wherever located (the "Collateral"): (a) all rights, title and interest in and to all of its Accounts, Inventory, Chattel Paper, Documents, Goods, Commercial Tort Claims, Investment Property, Instruments, Securities, General Intangibles, Deposit Accounts, Letter-of-Credit Rights, Supporting Obligations and money (as such capitalized terms are defined in the Uniform Commercial Code in effect from time to time), (b) all returned, rejected or repossessed goods, the sale or lease of which shall have given or shall give rise to an Account or Chattel Paper, (c) all books and records in whatever media (paper, electronic or otherwise) recorded or stored, with respect to the foregoing and all equipment and general intangibles necessary or beneficial to retain, access and/or process the information contained in those books and records, (d) all other assets and personal property, and (e) all accessions to, substitutions for, and all replacements, cash and non-cash proceeds and products of the foregoing. Each Loan Party further agrees that the Agent, for the benefit of the Lenders, shall have in respect thereof all of the rights and remedies of a secured party under the Uniform Commercial Code as well as those provided in this Note and under applicable Laws. "Collateral" does not include real property provided however, that if any Loan Party at any time grants any lien or security interest in any Real Property pursuant to Section 8(xi) hereof, then such Loan Party shall simultaneously grant a second priority perfected lien in such Real Property to the Agent, for the benefit of Lenders.

          9.3    Collateral Disclosure List.    On or after the date hereof, at Agent's request, the Loan Parties shall deliver to the Agent a list (the "Collateral Disclosure List") which shall contain such information with respect to the Loan Party's business and property as Agent may reasonably require. Promptly after demand by Agent, each Loan Party shall furnish to the Agent an update of the information contained in the Collateral Disclosure List at any time and from time to time as may be reasonably requested by any Lender. Such updates shall be deemed to be included in the definition of "Collateral Disclosure List."

          9.4    Personal Property.    Each Loan Party acknowledges and agrees that it is the intention of each Loan Party and the Lenders that the Agent for the benefit of the Lenders shall have a first priority, perfected Lien, subject only to the liens granted to SVB pursuant to the financing agreement listed on Schedule 8 attached hereto, in form and substance reasonably satisfactory to the Agent and its counsel, on all of the Collateral, whether now owned or hereafter arising or acquired. Within ten (10) days of Agent's request, each Loan Party shall deliver to Agent all originals of all Collateral consisting of Securities (having a monetary value in excess of $10,000), Instruments (with a face value of each instrument in excess of $100,000 (or, $250,000 in the aggregate, for all such Instruments)), tangible Chattel Paper, and Documents and, if Agent so requires, shall execute and deliver a separate pledge, assignment and security agreement in form and content reasonably acceptable to the Agent, which pledge, assignment and security agreement shall assign, pledge and grant a Lien to the Agent for the benefit of the Lenders on all of such Collateral. In addition, each Loan Party agrees to take those actions reasonably requested by Agent and consistent with this Note to perfect the Agent's (for the benefit of the Lenders) security interest in and Lien on the Collateral (whether now owned or hereafter acquired).

          9.5    General Collateral Matters.

          (a)   Each Loan Party authorizes the Agent to file financing statements and amendments thereto against each Loan Party indicating the Collateral (including an indication that the financing statement covers all or substantially all assets and/or personal property of such Loan Party or words of similar import) in such jurisdictions as Agent reasonably determines are necessary to perfect the Agent's security interest in the Collateral.

          (b)   If requested by Agent, each Loan Party will cooperate with Agent in obtaining control with respect to Collateral consisting of Deposit Accounts, material Letter-of-Credit Rights and material Electronic Chattel Paper (as such capitalized terms are defined in the Uniform Commercial Code).

          (c)   Each Loan Party will not reincorporate or reorganize itself under the laws of any jurisdiction other than the jurisdiction in which it is as of the date hereof incorporated or organized without the prior written consent of the Required Lenders, and each Loan Party will not be incorporated or organized under the laws of any more than one jurisdiction at any one time.

          (d)   Each Loan Party acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statements relating to the Collateral or any other property, real or personal, that is subject to a Lien in favor of the Agent for the benefit of the Lenders without the prior written consent of the Required Lenders, and each Loan Party agrees that it will not do so without such prior written consent, subject to the Loan Parties' rights under Section 9-509(d)(2) of the Uniform Commercial Code (to the extent such section has been enacted in the relevant jurisdiction).

          9.6    Costs.    The Borrower agrees to pay, to the fullest extent permitted by applicable laws within ten (10) days of demand, all reasonable costs, fees and expenses reasonably incurred by the Agent in connection with the taking, perfection, preservation, protection and/or release of a Lien on the Collateral.

          9.7    Release.    Upon the indefeasible payment in full in cash of all obligations of Borrower under this Note, at the Borrower's sole cost and expense, the Agent and the Lenders shall release and/or terminate any financing statement against the Collateral.

        10.    Amendment and Waiver.    Except as otherwise expressly provided herein, the provisions of the Note may be amended and the Loan Parties may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Borrower has obtained the prior written consent of the Required Lenders.

        11.    Agent.

          11.1    Agent. Appointment and Authorization of Agent.    Each Lender hereby designates and appoints OCM/GFI Power Opportunities Fund II,L.P. as its representative under this Note and the other Note Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Note Documents on its behalf and to take such other action on its behalf under the provisions of this Note and each other Note Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Note or any other Note Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as such on the express conditions contained in this Article 11. The provisions of this Article 11 are solely for the benefit of Agent, and the Lenders, and Parent, Borrower and their Subsidiaries shall have no rights as a third party beneficiary of any of the provisions contained in this Article 11. Any provision to the contrary contained elsewhere in this Agreement or in any other Note Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Note or any other Note Document or otherwise exist against Agent; it being expressly understood and agreed that the use of the word "Agent" is for convenience only, that [name of Agent entity] is merely the representative of the Lenders, and only has the contractual duties set forth herein. Except as expressly otherwise provided in this Note, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Note and the other Note Documents. Without limiting the generality of the foregoing, or of any other provision of the Note Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the obligations under this Note, the Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Note Documents, (c) [exclusively receive, apply, and distribute the Collections of Parent, Borrower and their Subsidiaries as provided in the Note Documents, (d)] open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate for the foregoing purposes with respect to the Collateral, (e) perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to Borrower, the obligations of the Loan Parties under any Note Document, the Collateral, or otherwise related to any of same, and (f) incur and pay such costs and expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Note Documents.

          11.2    Delegation of Duties.    Agent may execute any of its duties under this Note or any other Note Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

          11.3    Liability of Agent.    None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Note or any other Note Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Parent, Borrower or any Subsidiary or Affiliate of Parent, or any officer or director thereof, contained in this Note or in any other Note Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Note or any other Note Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Note or any other Note Document, or for any failure of Parent, Borrower or any other party to any Note Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Note or any other Note Document, or to inspect the books and records or properties of Parent or Borrower or the books or records or properties of any of Parent's or Borrower's other Subsidiaries or Affiliates.

          11.4    Reliance by Agent.    Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Note Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Note or any other Note Document in accordance with a request or consent of the requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

          11.5    Notice of Default or Event of Default.    Agent shall not be deemed to have knowledge or notice of the occurrence of any default or Event of Default except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower referring to this Note, describing such default or Event of Default, and stating that such notice is a "notice of default." Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Subject to the other provisions of this Article 11, Agent shall take such action with respect to such default or Event of Default as may be requested by the Required Lenders; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such default or Event of Default as it shall deem advisable.

          11.6    Credit Decision.    Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Parent, Borrower and their Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Parent, Borrower and any other Person party to a Note Document, and all applicable laws relating to the transactions contemplated hereby, and made its own decision to enter into this Note, the other Note Documents and to extend credit to

  Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Note and the other Note Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Parent, Borrower and any other Person party to a Note Document. Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Parent, Borrower and any other Person party to a Note Document that may come into the possession of any of the Agent-Related Persons.

          11.7    Costs and Expenses; Indemnification.    Agent may incur and pay costs and expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Note Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower is obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from any payments by Parent, Borrower or their Subsidiaries received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses from the Parent, Borrower and their Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse Agent for the amount of such Lender's Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), according to their Pro Rata Shares, from and against any and all liabilities. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender's Pro Rata Share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Note, any other Note Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive the payment of all indebtedness hereunder and the resignation or replacement of Agent.

          11.8    Agent in Individual Capacity.    OCM/GFI Power Opportunities Fund II,L.P. and its Affiliates may make loans to, acquire equity interests in, and generally engage in any kind of financial advisory, or other business with Parent, Borrower and their Subsidiaries and Affiliates and any other Person party to any Note Documents as though OCM/GFI Power Opportunities Fund II,L.P. were not Agent hereunder, and, in each case, without notice to or consent of the other Lenders. The other Lenders acknowledge that, pursuant to such activities, OCM/GFI Power Opportunities Fund II,L.P. or its Affiliates may receive information regarding Parent, Borrower or their Affiliates and any other Person party to any Note Documents and that Agent shall not be under any obligation to provide such information to them. The terms "Lender" and "Lenders" include OCM/GFI Power Opportunities Fund II,L.P. in its individual capacity.

          11.9    Successor Agent.    Agent may resign as Agent upon 45 days notice to the Lenders. If Agent resigns under this Agreement, the Required Lenders shall appoint a successor Agent for the Lenders. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders, a successor Agent. After any retiring

  Agent's resignation hereunder as Agent, the provisions of this Article 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under any Note Document. If no successor Agent has accepted appointment as Agent by the date which is 45 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

          11.10    Collateral Matters.

          (a)   The Lenders hereby irrevocably authorize Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the payment and satisfaction in full by Borrower of all indebtedness and other obligations under this Note and the Other Note Documents, or (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrower certifies to Agent that the sale or disposition is permitted under this Note or the other Note Documents (and Agent may rely conclusively on any such certificate, without further inquiry). Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of the Required Lenders. Upon request by Agent or Borrower at any time, the Lenders will confirm in writing Agent's authority to release any such Liens on particular types or items of Collateral pursuant to this Section 11.10; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent's opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the indebtedness and other obligations of Borrower under this Note and the other Note Documents or any Liens (other than those expressly being released) upon (or obligations of Borrower in respect of) all interests retained by Parent, Borrower or any of their Subsidiaries, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

          (b)   Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by Parent, Borrower or any of their Subsidiaries or is cared for, protected, or insured or has been encumbered, or that the Agent's Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Note Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent's own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

          11.11    Restrictions on Actions by Lenders; Sharing of Payments.

          (a)   Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the indebtedness and other obligations of Borrower under this Note and the other Note Documents, any amounts owing by such Lender to Parent, Borrower or any of their Subsidiaries. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral. Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by Parent, Borrower or any of their Subsidiaries or is cared for, protected, or insured or has been encumbered, or that the Agent's Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Note Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent's own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

          11.12    Agency for Perfection.    Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Agent's Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected only by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent's instructions.

          11.13    Payments by Agent to the Lenders.    All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal or interest payable on this Note.

          11.14    Concerning the Collateral and Related Note Documents.    Each Lender authorizes and directs Agent to enter into this Note and the other Note Documents. Each Lender agrees that any action taken by Agent in accordance with the terms of this Note or the other Note Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

        12.    Definitions.    For purposes of this Note, capitalized terms used herein, unless not otherwise defined herein, have the following meanings:

        "Affiliate" means, as to any Person, any Person which directly or indirectly Controls, is controlled by, or is under common control with such Person. For purposes of this definition, "Control" of a Person means the power, direct or indirect, (i) to vote or direct the voting of 5% or more of the outstanding shares of voting equity interests of such Person, or (ii) to direct or cause the direction of the management and policies of such Person whether by ownership of voting equity interests, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto. Notwithstanding the foregoing, for purposes of this Note and related documents, neither the Lenders nor any of their Affiliates shall be deemed to be Affiliates of the Borrower, Parent or their Subsidiaries.

        "Agent" means OCM/GFI Power Opportunities Fund II,L.P.

        "Agent-Related Person" means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

        "Applicable Interest Rate" means 14% per annum.

        "Collateral Documents" means collectively any assignment, pledge agreement, security agreement, mortgage, deed of trust, deed to secure debt, financing statement and any similar instrument, document or agreement under or pursuant to which a Lien is now or hereafter granted to, or for the benefit of, the Lender on any real, personal or intangible property of any Person to secure all or any portion of the obligations owing by the Borrower under this Note and the Collateral Documents to the Lender, all as the same may from time to time be amended, restated, supplemented or otherwise modified.

        "Default" means an event, which, with the giving of notice or the passage of time, or both, could or would constitute an Event of Default hereunder.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as from time to time amended.

        "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America, applied on a consistent basis both as to classification of items and amounts.

        "Guaranty" means the guaranty dated as of the date hereof by Parent and, following the Merger, Subsidiary of the obligations of Borrower under this Note.

        "Lien" means any mortgage, deed of trust, pledge, security interest, assignment for security, encumbrance for security, lien, or hypothecation, whether perfected or unperfected, avoidable or unavoidable, including, without limitation, any condition sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commerce Code (or the Uniform Commercial Code of any other applicable jurisdiction).

        "Loan Party" has the meaning given to such term in Section 4.1(c) of this Note.

        "Note Documents" means this Note, the Collateral Documents, the Guaranty, and any other agreement entered into, now or in the future, by any Loan Party, Agent or any Lender in connection with this Note.

        "Material Adverse Effect" means any change or changes or effect or effects that individually or in the aggregate are materially adverse to (i) the assets, business, operations, income or financial condition of the Loan Parties taken as a whole (or, with respect to any period prior to the date hereof, of the Borrower), (ii) the legality, validity or enforceability of this Note and related documents or (iii) the ability of the Loan Parties to fulfill their obligations under this Note and related documents.

        "Maturity Date" means September 15, 2008.

        "Note" means this 14% Senior Secured Convertible Promissory Note dated as of March       , 2006.

        "Parent" means GT Solar Holdings, LLC, a Delaware limited liability company.

        "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

        "Pro Rata Share" means with respect to all matters hereunder relating to the Lenders the Pro Rata Share percentage set forth next to each Lender as listed on Schedule I.

        "Required Lenders" means, as of any date, the Lenders holding an aggregate Pro Rata Share equal to more than 66 2/3% of the principal amount outstanding under this Note.

        "Responsible Officer" means, with respect to any corporation, any of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the President, one of the Vice Presidents, the General Counsel or the Treasurer of such corporation, and, with respect to any limited liability company or other type of business entity, any manager or other individual performing comparable management functions with respect to such entity.

        "Subsidiary" means GT Equipment Holdings, Inc., a Delaware corporation.

        "Uniform Commercial Code" means the Uniform Commercial Code as from time to time in effect in the State of New York.

        13.    Costs and Expenses.    The Borrower agrees to promptly pay (i) all recording and filing fees and expenses, stamp and other taxes which may be payable in respect of the execution, delivery or performance of this Note and the Collateral Documents, and (ii) all costs and expenses (including reasonable attorneys' fees) incurred by the Agent in investigating, interpreting and enforcing any rights under, or in collecting any payments due under, this Note, the Collateral Documents or in connection with any refinancing or restructuring of the credit arrangements provided under this Note in the nature of a workout, or any insolvency or bankruptcy proceedings. The costs and expenses for which the Borrower is responsible under this Section 13 shall be payable upon demand and deemed part of the obligations which are secured by the Collateral hereunder. The obligations of the Borrower under this Section 13 shall survive the payment in full of this Note.

        14.    Transfer.    The Lenders shall not have the right, without the prior written consent of the Agent. at any time to sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) (a "Transfer") all or any part of their interest in this Note. No Loan Party may Transfer any of its rights or obligations hereunder without the consent of the Required Lenders.

        15.    Payments.    All payments to be made to the Lenders shall be made in the lawful money of the United States of America in immediately available funds without setoff, counterclaim or deduction. Any payment received by the [Agent/Lenders] after 1:00 p.m. (California time) on any day, will be deemed to have been received on the next following business day.

        16.    Business Days.    If any payment is due, or any time period for giving notice or taking action expires, on a day which is not a business day, the payment shall be due and payable on, and the time period shall automatically be extended to, the next business day immediately following, and interest shall continue to accrue at the required rate hereunder until any such payment is made.

        17.    No Setoffs, etc..    All payments hereunder shall be made by the Borrower without setoff, offset, deduction or counterclaim, free and clear of all taxes, levies, imports, duties, fees and charges, and without any withholding, restriction or conditions imposed by any governmental authority. If the Borrower shall be required by any law to deduct, setoff or withhold any amount from or in respect of any payment to the Lenders hereunder, then the amount so payable to the Lenders shall be increased as may be necessary so that, after making all required deductions, setoffs and withholdings, the Lenders shall receive an amount equal to the sum it would have received had no such deductions, setoffs or withholding been made.

        18.    Payment Set Aside.    To the extent that the Borrower makes a payment or payments to the Lenders hereunder or any Lender enforces its rights or exercises its right of setoff hereunder, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Borrower, a trustee, receiver or any other Person under any law (including any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

        19.    Usury Laws.    It is the intention of the Borrower and the Lenders to conform strictly to all applicable usury laws now or hereafter in force, and any interest payable under this Note shall be subject to reduction to the amount not in excess of the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters. If the maturity of this Note is accelerated by reason of an election by the Lenders resulting from an Event of Default, demand, voluntary prepayment by the Borrower or otherwise, then earned interest may never include more than the maximum amount permitted by law, computed from the date hereof until payment, and any interest in excess of the maximum amount permitted by law shall be canceled automatically and, if theretofore paid, shall at the option of the holder hereof either be rebated to the Borrower or credited on the principal amount of this Note, or if this Note has been paid, then the excess shall be rebated to the Borrower. The aggregate of all interest (whether designated as interest, service charges, points, or otherwise) contracted for, chargeable, or receivable under this Note shall under no circumstances exceed the maximum legal rate upon the unpaid principal balance of this Note remaining unpaid from time to time. If such interest does exceed the maximum legal rate, it shall be deemed a mistake and such excess shall be canceled automatically and, if theretofore paid, rebated to the Borrower or credited on the principal amount of this Note, or if this Note has been repaid, then such excess shall be rebated to the Borrower.

        20.    Notices, Successors.    Any notice required to be given to the Borrower or the Lenders shall be deemed effective only if in writing and delivered by personal service or delivered to an overnight courier service, with guaranteed next day delivery or mailed by registered or certified mail, return receipt requested, postage prepaid, to the Borrower's address as it appears on Exhibit A to this Note or such other address as may be provided by Borrower to Lenders by notice hereunder, to the Lenders, at such address as notified in writing to the Borrower by like notice with a copy to Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, Illinois 60601, Attn: Francesco Penati, Esq. All of the terms of this Note shall inure to the benefit of the Lenders and their respective successors and assigns and shall be binding upon the Borrower and its respective permitted successors and assigns.

        21.    Indemnity.    In addition to the payment of expenses pursuant to Section 13, the Borrower agrees to indemnify, pay and hold the Lenders, and the officers, directors, employees, agents, and affiliates of the Lenders (collectively called the "Indemnitees") harmless from and against any and all other liabilities, costs, expenses, obligations, losses, damages, penalties, actions, judgments, suits, claims and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto), which may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Note, or the other documents related to the transactions contemplated hereby or the use or intended use of the proceeds of any of the proceeds thereof by the Borrower (the "Indemnified Liabilities"). To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. No Indemnitee shall be liable for any indirect or consequential damages in connection with its activities relating to this Note, or other documents relating to the transactions contemplated hereby.

        22.    Environmental Liabilities.    Without limiting the generality of the indemnity set out in Section 21 above, the Borrower shall defend, protect, indemnify and hold harmless the Lenders and all other Indemnitees from and against any and all actions, causes of action, suits, losses, liabilities, damages, injuries, penalties, fees, costs, expenses and claims of any and every kind whatsoever paid, incurred or suffered by, or asserted against, any Lender or any other Indemnitee for, with respect to, or as a direct or indirect result of, the past, present or future environmental condition of any property owned, operated or used by the Borrower, their predecessors or successors or of any offsite treatment, storage or disposal location associated therewith, including, without limitation, the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, release, or threatened release into, onto or from, any such property or location of any toxic, chemical or hazardous substance, material or waste (including, without limitation, any losses, liabilities, damages, injuries, penalties, fees, costs, expenses or claims asserted or arising under CERCLA, any so-called "Superfund" or "Superlien" law, or any other federal, state, local or foreign statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards on conduct concerning, any toxic, chemical or hazardous substance, material or waste, regardless of whether caused by, or within the control of, the Borrower.

        23.    Survival.    The obligations of the Borrower under Section 21 and 22 shall survive the payment in full of this Note.

        24.    No Fiduciary Relationship.    No provision in this Note and no course of dealing between the parties shall be deemed to create any fiduciary duty by the Lender to the Borrower.

        25.    Choice of Law and Venue.    THE VALIDITY OF THIS NOTE AND THE OTHER NOTE DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER NOTE DOCUMENT IN RESPECT OF SUCH OTHER NOTE DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS NOTE AND THE OTHER NOTE DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER, EACH LOAN PARTY AND EACH LENDER WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 25.

        26.    Waiver of Jury Trial.    BORROWER, EACH LOAN PARTY AND EACH LENDER WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST ANY OF THE OTHERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS NOTE, OR ANY NOTE DOCUMENT OR OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN.

        27.    Sharing Agreement.    Each Lender shall share with the other Lender any payment it has received with respect to this Note to the extent necessary to ensure that each Lender has received its Pro Rata Share of the aggregate amount paid by Borrower to Lenders under this Note as of such date, other than with respect to the reimbursement of the costs and expenses suffered by the respective Lenders.

        28.    Entire Agreement.    This Note and the other documents referred to herein embody the entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, understandings, whether oral or written, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto.

        IN WITNESS WHEREOF, each Loan Party has executed and delivered this Senior Secured Exchangeable Promissory Note as of the date first written above.

GT EQUIPMENT TECHNOLOGIES, INC.
By:	/s/ Howard T. Smith

Name:	Howard T. Smith
Title:
GT SOLAR HOLDINGS, LLC
By:	OCM/GFI POWER OPPORTUNITIES FUND II, L.P.
By:	GFI Power Opportunities Fund II, GP, LLC
Its:	General Partner
By:	GFI Energy Ventures LLC
Its:	Managing Member
By:	/s/ Richard K. Landers

Name:	Richard Landers
Title:	Principal
By:	OCM/GFI POWER OPPORTUNITIES FUND II (CAYMAN), L.P.
By:	GFI Power Opportunities Fund II GP (Cayman) Ltd.
Its:	General Partner
By:	GFI Power Opportunities Fund II GP, LLC
Its:	Director
By:	GFI Energy Ventures, LLC
Its:	Managing Member
By:	/s/ Richard K. Landers

Name:	Richard Landers
Title:	Principal
GT EQUIPMENT HOLDINGS, INC.
By:	/s/ Howard T. Smith

Name:	Howard T. Smith
Title:

[Signature Page for Senior Secured Exchangeable Promissory Note]

        IN WITNESS WHEREOF, each Lender acknowledges this Senior Secured Exchangeable Promissory Note as of the date first written above.

OCM/GFI Power Opportunities Fund II, L.P.
By:	GFI Power Opportunities Fund II, GP, LLC
Its:	General Partner
By:	GFI Energy Ventures LLC
Its:	Managing Member
By:	/s/ Richard K. Landers

Name:	Richard Landers
Title:	Principal
OCM/GFI POWER OPPORTUNITIES FUND II (CAYMAN), L.P.
By:	GFI Power Opportunities Fund II GP (Cayman) Ltd.
Its:	General Partner
By:	GFI Power Opportunities Fund II GP, LLC
Its:	Director
By:	GFI Energy Ventures, LLC
Its:	Managing Member
By:	/s/ Richard K. Landers

Name:	Richard K. Landers
Title:	Principal
ANGELENO GROUP
By:	/s/ Yanir Tepper

Name:	Yanir Tepper
Title:	Managing Partner
MOUNT HOPE GT CAPITAL, LLC
By:	/s/ Brian Scanlan

Name:	Brian Scanlan
Title:	Manager

[Signature Page for Senior Secured Exchangeable Promissory Note]

ROYAL BANK OF CANADA
By:	/s/ Alan Hibben

Name:	Alan Hibben
Title:	SVP
/s/ Kedar P. Gupta

Dr. Kedar Gupta
/s/ Jonathan A. Talbott

Jonathan A. Talbott
/s/ Thomas M. Zarrella

Thomas M. Zarrella

[Signature Page for Senior Secured Exchangeable Promissory Note]

Schedule 7.1
Location of Records

243 Daniel Webster Highway
Merrimack, NH 03054

Schedule 7.7
Guaranties

None

Schedule 7.8
Indebtedness

1.
$500,000 aggregate initial principal amount of indebtedness owed by Borrower to a local municipality as agreed to by Lenders prior to the date of the Note.

2.
$15,000,000 liens of credit issued by Silicon Valley Bank according to a Loan and Security Agreement dated as of April       , 2006 by and among the Borrower, the Parent and Silicon Valley Bank.

Schedule 8
Liens

1.
See Schedule 7.8.

Schdule I
Pro Rata Share

Name	Pro Rata Share	Final (committed Allocation)
OCM/GFI Power Opportunities Fund II, L.P.	64.16%	$9,709,172.24
OCM/GFI Power Opportunities Fund II (Cayman), L.P.	8.01%	$1,212,281.35
Angeleno Group	3.69%	$558,284.74
Mount Hope GT Capital, LLC	1.48%	$223,313.90
Royal Bank of Canada	7.38%	$1,116,569.48
Dr. Kedar Gupta	10.22%	$1,546,330.88
Jonathan A. Talbott	3.33%	$503,925.29
Thomas M. Zarella	1.73%	$130,122.13

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